Exhibit 10(f)34











                       SAVANNAH ELECTRIC AND POWER COMPANY
                                CHANGE IN CONTROL
                        BENEFIT PLAN DETERMINATION POLICY




















                              Troutman Sanders LLP
                        Bank of America Plaza, Suite 5200
                           600 Peachtree Street, N.E.
                             Atlanta, Georgia 30308





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                       SAVANNAH ELECTRIC AND POWER COMPANY
                                CHANGE IN CONTROL
                        BENEFIT PLAN DETERMINATION POLICY


                   ARTICLE I - PURPOSE AND ADOPTION OF POLICY

         1.1 Adoption of Policy. Savannah Electric and Power Company hereby adopts this Savannah Electric and Power Company Change in Control Benefit Plans Policy, effective October 26, 2000.

         1.2 Purpose. The Policy is designed to govern the determination of a Change in Control of Southern or the Company, and the benefits to be provided to employees of the Company under certain employee benefit plans.

                            ARTICLE II - DEFINITIONS

         2.1 "Administrative Committee" shall mean the committee designated in accordance with Article VII.

         2.2 "Beneficial Ownership" shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

         2.3 "Business Combination" shall mean a reorganization, merger or consolidation of Southern or sale or other disposition of all or substantially all of the assets of Southern.

         2.4 "Change in Control" shall mean a Savannah Change in Control and/or a Southern Change in Control, as applicable.

         2.5 "Company" shall mean Savannah Electric and Power Company, its successors and assigns.

         2.6 "Consummation" shall mean the completion of the final act necessary to complete a transaction as a matter of law, including, but not limited to, any required approvals by the corporation's shareholders and board of directors, the transfer of legal and beneficial title to securities or assets and the final approval of the transaction by any applicable domestic or foreign governments or agencies.

         2.7 "Control" shall mean, in the case of a corporation, Beneficial Ownership of more than 50% of the combined voting power of the corporation's Voting Securities, or in the case of any other entity, Beneficial Ownership of more than 50% of such entity's voting equity interests.

         2.8 "Employee Benefit Plan(s)" shall mean, collectively, the Deferred Compensation Plan for Key Employees of Savannah Electric and Power Company, the Deferred Compensation Plan for Directors of Savannah Electric and Power Company and the Supplemental Executive Retirement Plan of Savannah Electric and Power Company, as may be amended from time to time in accordance with their terms.

         2.9 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         2.10 "Group" shall have the meaning set forth in Section 14(d) of the Exchange Act.

         2.11 "Incumbent Board" shall mean those individuals who constitute the Southern Board as of October 19, 1998, plus any individual who shall become a director subsequent to such date whose election or nomination for election by Southern's shareholders was approved by a vote of at least 75% of the directors then comprising the Incumbent Board. Notwithstanding the foregoing, no individual who shall become a director of the Southern Board subsequent to October 19, 1998, whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Regulations promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Southern Board shall be a member of the Incumbent Board.

         2.12 "Person" shall mean any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

         2.13 "Preliminary Change in Control" shall mean the occurrence of any of the following, as determined by the Southern Committee and the Chief Executive Officer of Savannah Electric and Power Company:

                  (1) Southern or the Company has entered into a written agreement, such as, but not limited to, a letter of intent, which, if Consummated, would result in a Southern Change in Control or a Savannah Change in Control, as the case may be;

                  (2) Southern, the Company or any Person publicly announces an intention to take or to consider taking actions which, if Consummated, would result in a Southern Change of Control or a Savannah Change in Control under circumstances where the Consummation of the announced action or intended action is legally and financially possible;

                  (3) Any Person who achieves the Beneficial Ownership of fifteen percent (15%) or more of the common stock of Southern; or

                  (4) The Southern Board or the Savannah Board has declared that a Preliminary Change of Control has occurred.

         2.14 "Savannah Board" shall mean the board of directors of the Company.

         2.15 "Savannah Change in Control" shall mean the following:

                  (a) The Consummation of an acquisition by any Person of Beneficial Ownership of 50% or more of the combined voting power of the then outstanding Voting Securities of the Company; provided, however, that for purposes of this Subsection 2.15, any acquisition by an employee of Southern or its subsidiary or affiliate, or Group composed entirely of such employees, any qualified pension plan, publicly held mutual fund or any employee benefit plan (or related trust) sponsored or maintained by Southern or any corporation Controlled by Southern shall not constitute a Change in Control;

                  (b) Consummation of a reorganization, merger or consolidation of the Company (a "Savannah Business Combination"), in each case, unless, following such Savannah Business Combination, Southern Controls the corporation surviving or resulting from such Savannah Business Combination, or

                  (c) Consummation of the sale or other disposition of all or substantially all of the assets of the Company to an entity which Southern does not Control.

Notwithstanding the foregoing, in no event shall "Savannah Change in Control" mean an initial public offering or a spin-off of the Company.

         2.16 "Southern" shall mean The Southern Company, its successors and assigns.

         2.17 "Southern Board" shall mean the board of directors of Southern.

         2.18 "Southern Change in Control" shall mean any of the following:

                  (a) The Consummation of an acquisition by any Person of Beneficial Ownership of 20% or more of Southern's Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions of Southern's Voting Securities shall not constitute a Change in Control:

                           (i) any acquisition directly from Southern;

                           (ii) any acquisition by Southern;

                           (iii) any acquisition by any employee benefit plan
                  (or related trust) sponsored or maintained by Southern or any corporation controlled by Southern;

                           (iv) any acquisition by a qualified pension plan or
                  publicly held mutual fund;

                           (v) any acquisition by an employee of Southern or its
                  subsidiary or affiliate, or Group composed exclusively of such employees; or

                           (vi) any Business Combination which would not
                  otherwise constitute a Change in Control because of the application of clauses (i), (ii) and (iii) of this Section;

                  (b) A change in the composition of the Southern Board whereby individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Southern Board; or

                  (c) Consummation of a Business Combination, unless, following such Business Combination, all of the following three conditions are met:

                           (i) all or substantially all of the individuals and
                  entities who held Beneficial Ownership, respectively, of Southern's Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 65% or more of the combined voting power of the Voting Securities of the corporation surviving or resulting from such Business Combination, (including, without limitation, a corporation which as a result of such transaction holds Beneficial Ownership of all or substantially all of Southern's Voting Securities or all or substantially all of Southern's assets) (such surviving or resulting corporation to be referred to as "Surviving Company"), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Southern's Voting Securities;

                           (ii) no Person (excluding any corporation resulting
                  from such Business Combination, any qualified pension plan, publicly held mutual fund, Group composed exclusively of employees of Southern or its subsidiary or affiliate, or employee benefit plan (or related trust) of Southern, its subsidiaries or Surviving Company) holds Beneficial Ownership, directly or indirectly, of 20% or more of the combined voting power of the then outstanding Voting Securities of Surviving Company except to the extent that such ownership existed prior to the Business Combination; and

                           (iii) at least a majority of the members of the board
                  of directors of Surviving Company were members of the Incumbent Board at the earlier of the date of execution of the initial agreement, or of the action of the Southern Board, providing for such Business Combination.

         2.19 "Southern Committee" shall mean the committee comprised of the Chairman of the Southern Board, Chief Financial Officer of Southern, General Counsel of Southern and the Chairman of the Administrative Committee.

         2.20 "Southern Termination" shall mean the following:

                  (a) The Consummation of a reorganization, merger or consolidation of Southern under circumstances where either (i) Southern is not the surviving corporation or (ii) Southern's Voting Securities are no longer publicly traded;

                  (b) The Consummation of a sale or other disposition of all or substantially all of Southern's assets; or

                  (c) The Consummation of an acquisition by any Person of Beneficial Ownership of all of Southern's Voting Securities such that Southern's Voting Securities are no longer publicly traded.

         2.21 "Savannah Employee" shall mean an employee of the Company after a Savannah Change in Control has occurred whose employment is not immediately transferred to another subsidiary or affiliate of Southern upon such Savannah Change in Control.

         2.22 "Trust" shall mean the Southern Company Deferred Compensation
Trust.

         2.23 "Voting Securities" shall mean the outstanding voting securities of a corporation entitling the holder thereof to vote generally in the election of such corporation's directors.

                        ARTICLE III - POOLING ACCOUNTING

         Notwithstanding anything to the contrary herein, if, but for any provision of this Policy, a Change in Control transaction would otherwise be accounted for as a pooling-of-interests under APB No.16 ("Pooling Accounting") (after giving effect to any and all other facts and circumstances affecting whether such Change in Control transaction would use Pooling Accounting), such provision or provisions of this Policy which would otherwise cause the Change in Control transaction to be ineligible for Pooling Accounting shall automatically be void and ineffective in such a manner and to the extent that by eliminating such provision or provisions of this Policy, Pooling Accounting would be required for such Change in Control transaction and Pooling Accounting is in fact used for such Change in Control transaction.

            ARTICLE IV - DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
                 CHANGE IN CONTROL AND OTHER SPECIAL PROVISIONS

         4.1 Application. The provisions of this Article IV apply to benefits payable under the Deferred Compensation Plan for Key Employees of Savannah Electric and Power Company (the "DCP"), notwithstanding any provision in the DCP to the contrary. The meaning of capitalized terms not defined herein are determined under the DCP.

         4.2 Notwithstanding any other terms of the DCP to the contrary, following a Southern Change in Control or a Savannah Change in Control, the provisions of this Article IV shall apply to the payment of benefits under the DCP with respect to any Savannah Employee who is a Participant on such date.

         4.3 The Trust has been established to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company's obligations under the DCP. In the event of a Preliminary Change in Control of Southern or the Company, the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all benefits payable under the DCP in accordance with the procedures set forth in
Section 4.4 hereof. In addition, in order to provide the added protections for certain individuals in accordance with Paragraph 7(b) of the Trust, the Company may fund the Trust prior to a Preliminary Change in Control of Southern or the Company in accordance with the terms of the Trust. All assets held in the Trust remain subject only to the claims of the Company's general creditors whose claims against the Company are not satisfied because of the Company's bankruptcy or insolvency (as those terms are defined in the Trust). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the DCP, are unsecured contractual claims of the Participant against the Company.

         4.4 As soon as practicable following either a Preliminary Change in Control of Southern or of the Company, the Company shall contribute an amount based upon the funding strategy adopted by the Committee with the assistance of an appointed actuary necessary to fulfill the Company's obligations pursuant to this Article IV. In the event of a dispute over such actuary's determination, the Company and any complaining Participant(s) shall refer such dispute to an independent, third-party actuarial consultant, chosen by the Company and such Participant. If the Company and the Participant cannot agree on an independent, third-party actuarial consultant, the actuarial consultant shall be chosen by lot from an equal number of actuaries submitted by the Company and the trustee of the Trust. Any such referral shall only occur once in total and the determination by the third-party actuarial consultant shall be final and binding upon both parties. The Company shall be responsible for all of the fees and expenses of the independent actuarial consultant.

         4.5 In the event of a Southern Change in Control or a Savannah Change in Control, notwithstanding anything to the contrary in the DCP, upon termination or retirement from employment, the Account of a Participant who was an Employee of the Company affected by such a Change in Control shall be paid out in a lump sum if such Participant makes an election pursuant to procedures established by the Administrative Committee in its sole and absolute discretion. If no such election is made, the Participant shall receive payment of his Account solely in accordance with the terms of the DCP.

              ARTICLE V - DEFERRED COMPENSATION PLAN FOR DIRECTORS
                 CHANGE IN CONTROL AND OTHER SPECIAL PROVISIONS

         5.1 Application. The provisions of this Article IV apply to benefits payable under the Deferred Compensation Plan for Directors of Savannah Electric and Power Company (the "DCP for Directors"), notwithstanding any provision in the DCP for Directors to the contrary. The meaning of capitalized terms not defined herein are determined under the DCP for Directors.

         5.2 Notwithstanding any other terms of the DCP for Directors to the contrary, following a Southern Change in Control or a Savannah Change in Control, the provisions of this Article V shall apply to the payment of benefits under the DCP for Directors with respect to any member of the Savannah Board who is a Participant on such date.

         5.3 The Trust has been established to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company's obligations under the DCP for Directors. In the event of a Preliminary Change in Control of Southern or the Company, the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all benefits payable under the DCP for Directors in accordance with the procedures set forth in Section 5.4 hereof. In addition, in order to provide the added protections for certain individuals in accordance with Paragraph 7(b) of the Trust, the Company may fund the Trust prior to a Preliminary Change in Control of Southern or the Company in accordance with the terms of the Trust. All assets held in the Trust remain subject only to the claims of the Company's general creditors whose claims against the Company are not satisfied because of the Company's bankruptcy or insolvency (as those terms are defined in the Trust). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the DCP for Directors, are unsecured contractual claims of the Participant against the Company.

         5.4 As soon as practicable following either a Preliminary Change in Control of Southern or of the Company, the Company shall contribute an amount based upon the funding strategy adopted by the Committee with the assistance of an appointed actuary necessary to fulfill the Company's obligations pursuant to this Article V. In the event of a dispute over such actuary's determination, the Company and any complaining Participant(s) shall refer such dispute to an independent, third-party actuarial consultant, chosen by the Company and such Participant. If the Company and the Participant cannot agree on an independent, third-party actuarial consultant, the actuarial consultant shall be chosen by lot from an equal number of actuaries submitted by the Company and the Trustee. Any such referral shall only occur once in total and the determination by the third-party actuarial consultant shall be final and binding upon both parties. The Company shall be responsible for all of the fees and expenses of the independent actuarial consultant.

         5.5 In the event of a Southern Change in Control or a Savannah Change in Control, notwithstanding anything to the contrary in the DCP for Directors, upon termination from being a director, the Account of a Participant shall be paid out in a lump sum if such Participant makes an election pursuant to procedures established by the Committee in its sole and absolute discretion. If no such election is made, the Participant shall receive payment of his Account solely in accordance with the provisions of the DCP for Directors.

              ARTICLE VI - SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                 CHANGE IN CONTROL AND OTHER SPECIAL PROVISIONS

         6.1 Application. The provisions of this Article VI apply to benefits payable under the Supplemental Executive Retirement Plan of Savannah Electric and Power Company (the "SERP"), notwithstanding any provision in the SERP to the contrary. The meaning of capitalized terms not defined herein are determined under the SERP.

         6.2 General. Notwithstanding any other terms of the SERP to the contrary, upon a Southern Change in Control or a Subsidiary Change in Control, the provisions of this Article VI shall become operative and apply to the calculation and payment of benefits under the SERP with respect to any Savannah Employee who is a Participant on such date.

         6.3 Funding of Trust. The Trust has been established to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company's obligations under the SERP. In the event of a Preliminary Change in Control of Southern or the Company, the Company shall be obligated to immediately contribute such amounts to the Trust as may be necessary to fully fund all benefits payable under the SERP, as determined under Section 6.5 hereof, in accordance with the procedures set forth in Section 6.4 hereof. In addition, in order to provide the added protections for certain individuals in accordance with Paragraph 7(b) of the Trust, the Employing Companies may fund the Trust prior to a Preliminary Change in Control of Southern or the Company. All assets held in the Trust remain subject only to the claims of the Company's general creditors whose claims against the Company are not satisfied because of the Company's bankruptcy or insolvency (as those terms are defined in the Trust). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the SERP, are unsecured contractual claims of the Participant against the Company.

         6.4 Calculation of Trust Contribution. As soon as practicable following either a Preliminary Change in Control of Southern or of the Company, the Company shall contribute an amount based upon the funding strategy adopted by the Administrative Committee with the assistance of an appointed actuary necessary to fulfill the Company's obligations pursuant to this Article VI. In the event of a dispute after a Change in Control over such actuary's determination, the Company and any complaining Participant(s) shall refer such dispute to an independent, third-party actuarial consultant, chosen by the Company and such Participant. If the Company and the Participant cannot agree on an independent, third-party actuarial consultant, the actuarial consultant shall be chosen by lot from an equal number of actuaries submitted by the Company and the trustee of the Trust. Any such referral shall only occur once in total and the determination by the third-party actuarial consultant shall be final and binding upon both parties. The Company shall be responsible for all of the fees and expenses of the independent actuarial consultant.

         6.5 SERP Benefit Upon Change in Control. On the date of a Southern Change in Control or a Savannah Change in Control, the Accrued SERP Retirement Benefit of each Participant who has a non-forfeitable right to Retirement Income under the Southern Pension Plan, will be calculated based on such Participant's Final Average Salary and Credited Service on such date determined without regard to the vesting requirement provided under Article VII of the SERP, regardless of whether such Participant is retirement eligible on such date. Each such Participant will be entitled to receive the amount of his Accrued SERP Retirement Benefit based on such Participant's Final Average Salary and Credited Service as of the date of a Change in Control adjusted to take into account appropriate early reduction factors, if any, based on the Participant's commencement of benefits and the application of Section 4.6 of the SERP, if applicable. Such benefit shall be paid in lump sum, upon termination of employment or retirement. Any benefits accrued under the SERP subsequent to the date of a Change in Control will be calculated and distributed pursuant to the terms of the SERP, without regard to this Article VI.

                          ARTICLE VII - ADMINISTRATION

         7.1 Administrative Committee. This Policy is administered by the committee designated by the Company. Notwithstanding, the committee designated as administrator of each of the Employee Benefit Plans shall be responsible for the administration of this Policy as it relates to such committee's respective responsibilities with respect to any Employee Benefit Plan.

                          ARTICLE VIII - MISCELLANEOUS

         8.1 Amendment and Termination. This Policy may be amended or terminated at any time by the board of directors of the Company (or its successors and assigns, if applicable), provided, however, the Policy may not be amended in any material respect or terminated within the two (2) year period following a Change in Control nor shall any amendment or termination impair the rights of any Participant in the Employee Benefit Plans which have accrued hereunder prior to any such amendment or termination. In addition, any amendment to Articles I, II, III, VII and VIII must be approved by the Southern Board.

         8.2 Additional Rights. Nothing in the Policy shall interfere with or limit in any way the right of the Company or Southern to terminate any employee's employment at any time, or confer upon any employee any right to continue in the employ of such companies.


         IN WITNESS WHEREOF, this Savannah Electric and Power Company Change in Control Benefit Plans Policy has been executed by duly authorized officers of Savannah Electric and Power Company pursuant to resolutions of the Board of Directors of Savannah Electric and Power Company this 16th day of November, 2000.



                                            SAVANNAH ELECTRIC AND POWER COMPANY


                                             By: /s/ K. R. Willis


ATTEST: /s/ Nancy E. Frankenhauser